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                                                                   EXHIBIT 23.01
                                 THE 3DO COMPANY
                         CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
The 3DO Company:


We consent to incorporation by reference in the registration statements (Nos. 33-71620, 33-80872, 33-84250, 33-84248, 33-96560, 33-96562, 333-20877,
333-42739, 333-42737, 333-66799 and 333-66801) on Form S-8 and the
registration statement (No. 333-80309) on Form S-3 of The 3DO Company of our report dated May 4, 1999 relating to the consolidated balance sheets of The 3DO Company and subsidiaries as of March 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended March 31, 1999, which report appears in the March 31, 1999 annual report on Form 10-K of The 3DO Company.


Mountain View, California
June 11, 1999